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                                                                   EXHIBIT 10.01


                               FIRST AMENDMENT TO
                              AMENDED AND RESTATED
                                 LEASE AGREEMENT

                                 By and Between

                        RIVERGATE DEVELOPMENT CORPORATION

                                       And

                           JAZZ CASINO COMPANY, L.L.C.

                                       And

                               CITY OF NEW ORLEANS


         This First Amendment to Amended and Restated Lease Agreement (the "First Amendment") is made and entered into this 28th day of March, 2001, by and between:

         RIVERGATE DEVELOPMENT CORPORATION ("Landlord"), a Louisiana public benefit corporation;

         and

         JAZZ CASINO COMPANY, L.L.C. ("Tenant"), a Louisiana limited liability company, successor-in-interest to Grand Palais Casino, Inc. and Harrah's Jazz Company, represented herein by its undersigned agent, duly authorized;

         and

         CITY OF NEW ORLEANS ("City"), a municipal corporation appearing herein as INTERVENOR.


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         WHEREAS, Harrah's Jazz Company filed a voluntary petition for relief under Chapter 11 of the United States Bankruptcy Code on November 22, 1995 in the United States Bankruptcy Court for the Eastern District of Louisiana (the "Bankruptcy Court"), Case No. 95-14545; and,

         WHEREAS, the Bankruptcy Court as of October 13, 1998 confirmed a Third Amended Joint Plan of Reorganization, as modified, under Chapter 11 of the United States Bankruptcy Code as submitted by Harrah's Jazz Company and certain other parties (the "Plan"), and,

         WHEREAS, as contemplated by the Plan, Tenant succeeded by operation of law to all rights and obligations of Harrah's Jazz Company under the Original Amended Lease; and,

         WHEREAS, as of August 15, 1996, Harrah's Jazz Company, Landlord, and City entered into that certain Agreement Regarding Modifications and Related Agreements in Respect of Amended and Restated Canal Street Casino Lease, Termination of Basin Street Casino Lease, Amended and Restated General Development Agreement, the Conditional Use Ordinances and other Regulatory Matters (the "City Agreement"), requiring, among other things, the amendment and restatement of certain terms of the Original Amended Lease as of the effective date of the Plan (the "Plan Effective Date"); and,

         WHEREAS, an Amended and Restated Lease Agreement (the "Restated Lease") was entered into by and between Landlord, Tenant and City, dated October 29, 1998, a memorandum of which is filed in the conveyance records of Orleans, Parish, Louisiana, at Instrument No. 168130, Notarial Archives No. 98-50458, whereby certain terms of the Original Amended Lease were amended and restated;

         "WHEREAS, Tenant has requested a reduction in payments, taxes, administrative and operational costs and/or expenses required under the Restated Lease Agreement to be paid by Tenant to the City, Landlord or other third parties. In exchange for the City and Landlord



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designating and providing for said reductions, the City and Landlord seek revisions to the Restated Lease Agreement to provide maintenance of employment levels and protection of employees in the event of workforce reductions, to strengthen the Landlord's and City's position in the event of future defaults of Tenant, to provide direction with respect to the development of the second floor of the casino, and to provide a means to recover all or a portion of the rent reduction in the event the casino exceeds Tenant's current projected revenues;" and

         WHEREAS, Landlord, Tenant and City have agreed to further amend the Restated Lease in certain particulars as hereinafter set forth, subject to the following terms and conditions, accordingly;

         NOW THEREFORE, for valuable consideration, the receipt of sufficiency of which are hereby acknowledged, Landlord, Tenant and City agree that the Restated Lease is hereby modified and amended in the following particulars, to-wit:

1. Capitalized terms utilized herein but not otherwise defined herein have the meaning ascribed to them in Restated Lease.

2.       The following language is hereby added to the Restated Lease as new
         Section 4.23:
         2(a) IN ORDER TO EFFECTUATE THE REDUCTIONS REQUESTED BY TENANT, THE FOLLOWING LANGUAGE IS HEREBY ADDED TO THE RESTATED LEASE AS NEW
         SECTION 4.23:

         "SECTION 4.23 REDUCTION IN PAYMENTS AND EXPENSES

                  Landlord, City and Tenant hereby agree that the payments, taxes, administrative and operational costs and/or any other expenses that Tenant currently pays or incurs at least annually under the Lease, or as a result of obligations imposed or created by the Lease, whether to Landlord, City or others (the "Payments and Expenses"), shall be reduced by $5,000,000 per year,


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         effective March 31, 2001. Landlord and City further agree that within one hundred twenty (120) days from the adoption of Ordinance No. 23,548 authorizing the execution of this First Amendment to Amended and Restated Lease Agreement, Landlord and City shall designate the Payments and Expenses that will be reduced or deleted, and the amounts of such reductions. Tenant shall accept without negotiation the sources and amounts of the Payments and Expenses designated by the Landlord and City as reductions provided that these reductions result in savings to Tenant in an amount of at least $5,000,000 per year, beginning with the calendar year 2001, and the Lease shall be amended accordingly. Tenant hereby agrees to grant a permanent annual credit toward the total required reduction of $5,000,000 equal to the property tax savings realized by Tenant in an amount equaling $2,100,000.00. Any increased assessment directly resulting from new or additional improvements to the Development or for any other reason shall not reduce any such credits granted by Tenant toward the total required reduction of $5,000,000.

                  Notwithstanding any provisions of the Restated Lease or this First Amendment to the contrary, including but not limited to the sections contained in Article VIII of the Lease, Tenant shall be permitted to operate the Development and to conduct its operations with respect to lodging, retail merchandise and food services to the full extent permitted by applicable state and local law, subject to the City's Comprehensive Zoning Ordinance, and the Lease shall be amended to conform Article VIII, and any other affected provisions of the Lease, to such law. Notwithstanding any of the foregoing provisions, nothing contained herein shall:


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         (1) diminish or otherwise affect the City's zoning rights and powers,
         (2) be considered a zoning or conditional use approval, nor amend or alter the process and procedures for obtaining conditional uses or zoning rights."

         2(b) IN PARTIAL CONSIDERATION FOR THE REDUCTIONS RESULTING FROM THE INSERTION OF SECTION 4.23 INTO THE RESTATED LEASE AS REQUESTED BY TENANT, THE FOLLOWING LANGUAGE IS HEREBY ADDED TO THE RESTATED LEASE AS NEW SECTION 32.26:


         SECTION 32.26. TENANT'S AGREEMENT OF FULL EMPLOYMENT

         Subject to all other provisions of this Lease, Tenant agrees that it will use best efforts to maintain full employment in its currently operating facilities on the Leased Premises at least at the same level as existed as of December 31, 2000 for the entire term of the lease and any renewals hereof. For purposes of measuring Tenant's performance of this obligation, new employees retained in connection with retail or food service operations in Space Leases on the second floor of the Development shall be excluded. In the event employment levels fall below 2550 employees any employee who is involuntarily terminated other than one who is terminated for cause pursuant to duly authorized employment procedures, shall be entitled to a severance package, in addition to any other severance benefits currently provided by Tenant, which shall include at least the following benefits: (1) a preference of employment in substantially the same capacity at substantially the same pay and benefits, if available, at other gaming operations operated by Tenant, Casino Manager, or Affiliates of either (2) facilitate employee participation in re-employment and retraining programs to assist to obtain new employment which programs shall be in the form of a voucher in an amount not less than $200.00 which may be utilized at any state based university, community, junior college, or trade school; (3) out placement services for a period of ninety (90) days to assist in obtaining new employment. The above additional


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severance benefits may not be required in the event of involuntarily terminations caused by economic downturn.

         2(c) AS FURTHER CONSIDERATION FOR THE REDUCTIONS RESULTING FROM THE INSERTION OF SECTION 4.23 INTO THE RESTATED LEASE AS REQUESTED BY TENANT, THE FOLLOWING AMENDMENTS ARE MADE TO THE RESTATED LEASE:

                  (i) SECTION 1.22 OF THE RESTATED LEASE IS HEREBY DELETED IN ITS ENTIRETY AND THE FOLLOWING IS SUBSTITUTED IN LIEU THEREOF:

                                    "1.22. COC Minimum Payment means the sum due the State of Louisiana by and through the LGCB for each COC Fiscal Year as stated in the Second Amendment to Amended and Renegotiated Casino Operating Contract of March 8, 2001."

                  (ii) SECTION 3.1 OF THE RESTATED LEASE IS HEREBY DELETED IN ITS ENTIRETY AND THE FOLLOWING IS SUBSTITUTED IN LIEU THEREOF:

                           "SECTION 3.1. TERM

                                    The Initial Term of this Lease shall be
                           twenty (20) years plus the amount of time between the Effective Date and the Execution Date commencing on the Effective Date. Tenant shall have the right and option to extend this Lease and concurrently therewith, the Second Floor Non-Gaming Sublease (unless the Second Floor Non-Gaming Sublease shall be sooner terminated pursuant to the terms and conditions set forth therein), for three (3) consecutive Extended Terms


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                           of ten (10) years each unless this Lease shall be
                           sooner terminated pursuant to the terms and conditions set forth herein; provided, however, that the option to extend this Lease and the Second Floor Non-Gaming Sublease for Extended Terms may be exercised only if there is no outstanding Event of Default."

         (iii) SECTION 4.13(a) OF THE RESTATED LEASE IS HEREBY DELETED IN ITS ENTIRETY AND THE FOLLOWING IS SUBSTITUTED IN LIEU THEREOF:

         "SECTION 4.13. SECOND FLOOR NON-GAMING SUBLEASE

         (a) On the Execution Date, Tenant has entered into the Second Floor Non-Gaming Sublease. Within a reasonable period of time after the effective date of this Amendment to Restated Lease, Tenant and JCC Development shall submit an updated Master Plan in accordance with the Second Floor Non-Gaming Sublease, which establishes guidelines for the development of the second floor regarding rent, tenant improvements and concessions, permissible uses, brokerage fees and an initial capital improvement budget. Once an agreement to the updated Master Plan is reached among Landlord, Tenant, and JCC Development and all necessary approvals of governmental agencies have been obtained, Tenant shall cause build out pursuant to the Second Floor Non-Gaming Sublease to commence within a reasonable period of time thereafter and build out shall be prosecuted diligently thereafter to completion. Notwithstanding the above, Tenant shall be excused from commencing such build out for so long as Tenant is unable to obtain commercially reasonable financing for the build out. Tenant shall not consent to any waiver of or modification to the Second Floor Non-Gaming Sublease or the Master Plan without the prior written consent of Landlord, the City and the City Council."


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         (iv) SECTION 4.20 OF THE RESTATED LEASE IS HEREBY DELETED IN ITS
ENTIRETY AND THE FOLLOWING IS SUBSTITUTED IN LIEU THEREOF:

         "SECTION 4.20. CHANGE OF USE AND ADJUSTMENT OF RENT AND ADDITIONAL
                        CHARGES UPON CHANGE OF LAW

         (a) If, by reason of a change of law or the enactment of a new law, either (i) during a time when Tenant is not in default under the Casino Operating Contract or the Lease, or (ii) during a time when Tenant is in default under the Casino Operating Contract or the Lease but any applicable cure period and/or appeal period available has not yet run or expired, and in either case, while gaming operations are continuing to be legally conducted at the Lease Premises, Casino Gaming Operations shall no longer be permitted to be conducted on the Casino Premises or shall be modified, restricted or limited in a manner that materially diminishes the benefits afforded to Tenant or the gaming activities permitted to be conducted on the Casino Premises pursuant to LSA R.S. 27:201, et seq., as currently enacted, Landlord and Tenant agree to renegotiate, modify and re-establish this Lease in good faith and to determine the Highest and Best Use of the Leased Premises in order to reflect the change in conditions and permissible uses under prevailing Governmental Requirements (such event being a "Change in Use"). The Rent and Additional Charges payable under this Lease shall be renegotiated, modified and re-established in accordance with Sections 4.20(b) through 4.20(d) of this Lease for any new use made of the Development by Tenant, effective as of the date of commencement of such new use. During any period between the effective date of the change of law or new law and commencement of a new use, the Rent and Additional Charges shall be twenty percent (20%) of Cash Flow.


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         (b) The parties shall endeavor, for ninety (90) days after a new use is determined to agree upon the rent and additional charges (the "Adjustment") for the new use of the Leased Premises.

         (c) If the parties cannot agree upon the Adjustment within the period described in the previous subsection, then they shall endeavor to agree upon a Qualified Appraiser to resolve the dispute and determine the Adjustment and other necessary changes to this Lease. If they cannot agree upon a single Qualified Appraiser within thirty (30) days, then, within fourteen (14) days after the occurrence of such failure, each shall appoint a Qualified Appraiser. The two Qualified Appraisers shall within thirty (30) days after both have been appointed designate a third Qualified Appraiser; if they do not, then either party shall be entitled to apply to a court of competent jurisdiction for designation of the third Qualified Appraiser. The Adjustment and other necessary changes shall be determined by either the one agreed-upon Qualified Appraiser or by the three Qualified Appraisers so chosen, as applicable. "Qualified Appraiser," as used in this Lease, shall mean an appraiser who shall: (i) hold a general certification from the State of Louisiana Real Estate Appraisal Subcommittee; (ii) be a designated member of a nationally recognized appraisal organization with a recognized educational program and code of ethics including the Uniform Standards of Professional Appraisal Practices; and (iii) have at least ten (10) years' experience in commercial real estate transactions in Orleans Parish. Each party shall pay the fees and costs of the Qualified Appraiser that they appoint. The fees and costs of the third Qualified Appraiser shall be split equally between Landlord and Tenant.

         (d) Within thirty (30) days after the Qualified Appraiser(s) has been selected, each party shall submit to the Qualified Appraiser(s) any information in said parties' possession needed or required by the Qualified Appraiser(s) to determine the fair and reasonable


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Adjustment and other charges necessary to facilitate the Change in Use for the duration of such Change in Use. The Qualified Appraiser(s) shall, within sixty
(60) days after having been designated, determine (by majority vote, if three) the fair and reasonable Adjustment. The determination of the Qualified Appraiser(s) shall bind the parties from and after the Change in Use, for the duration of such Change in Use. Nothing in this Lease shall be deemed to require Tenant to make a Change in Use or to prevent or preclude Tenant from restoring use of the Leased Premises to the uses originally contemplated by this Lease, at which time the original Rent and Additional Charges and other terms of this Lease shall again become fully effective and enforceable.

         (e) Notwithstanding the above, if, by reason of a change of law or the enactment of a new law during a time when Tenant is either in default under either the Casino Operating Contract or this Lease, or both, and all applicable cure periods and appeal periods have run and expired without said default being cured, Casino Gaming Operations shall no longer be permitted to be conducted on the Casino Premises or shall be modified, restricted or limited in a manner that materially diminishes the benefits afforded to Tenant or the gaming activities permitted to be conducted on the Casino Premises pursuant to LSA R.S. 27:201, et seq., as currently enacted, Landlord and Tenant agree that Landlord may, upon thirty (30) days advance written notice to Tenant and to all Leasehold Mortgagees, terminate this Lease. Upon such termination, all Improvements shall immediately become the property of Landlord in full ownership, without compensation of any kind to Tenant, JCC Development or any Mortgagee or any other person or entity, free and clear of any mortgages or encumbrances; provided that, notwithstanding the foregoing, any New Lease granted to a Mortgagee pursuant to Section 23.6 of this Lease shall include a lease of all such Improvements. Alternatively, if Landlord elects not to terminate the


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Lease as provided herein, the parties may renegotiate, modify and re-establish this Lease in good faith as set forth in subsections (b) through (d) above."

         (v) SECTION 7.1.(a) OF THE RESTATED LEASE IS HEREBY DELETED IN ITS AND THE FOLLOWING IS SUBSTITUTED IN LIEU THEREOF:

         "SECTION 7.1. OWNERSHIP OF IMPROVEMENTS

         (a) Upon the expiration of the Term or earlier termination of the Lease, all Improvements shall immediately become the property of Landlord in full ownership, without compensation of any kind to Tenant, JCC Development or any Leasehold Mortgagee or any other person or entity, free and clear of any mortgages or encumbrances; provided that, notwithstanding the foregoing, any New Lease granted to a Leasehold Mortgagee pursuant to
                  Section 23.6 of this Lease shall include a lease of all such Improvements. During the Term and subject to the terms of the Second Floor Non-Gaming Sublease, Tenant shall own and retain title to all Improvements and Tenant's Property subject to all privileges and liens provided by Louisiana law. After Site Mobilization and subject to the terms of the Second Floor Non-Gaming Sublease, Harrah's Jazz Company, and after the Plan Effective Date, Tenant, shall have the sole and exclusive right and entitlement to claim depreciation on all Improvements and Tenant's Property located on the Leased Premises. Upon the termination of the Lease by default, expiration of the Term or as otherwise provided herein, Tenant will remain the owner of Tenant's Property on the Development subject to all liens and privileges

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                  provided by Louisiana law, including but not limited to all removable temporary buildings, gaming devices and machines."

         (vi) SECTION 21.1(h) OF THE RESTATED LEASE IS HEREBY DELETED IN ITS ENTIRETY AND THE FOLLOWING IS SUBSTITUTED IN LIEU THEREOF:

         "SECTION 21.1. EVENTS OF DEFAULT

          "The occurrence of any of the following shall constitute a material default and breach of this Lease by Tenant (an "Event of Default"):

         (h) If the Casino Operating Contract is revoked or terminated by a final action of the LGCB, from which all appeals have been exhausted, or an automatic termination of the Casino Operating Contract becomes effective; or if Tenant shall fail to obtain an extension, renewal, or replacement of the Casino Operating Contract prior to its expiration; or"

         (vii) SECTION 22.1. OF THE RESTATED LEASE IS HEREBY DELETED IN ITS ENTIRETY AND THE FOLLOWING IS SUBSTITUTED IN LIEU THEREOF:

         "SECTION 22.1. LANDLORD APPROVAL OF LEASEHOLD MORTGAGES

         Landlord hereby revokes any and all prior approvals of any Leasehold Mortgages granted and/or recorded of record prior to the execution and recordation of this First Amendment to Lease. Tenant shall cause the inscription of all such previously granted and/or recorded Leasehold Mortgages to be cancelled and erased from the public records. To the extent required by LSA R.S. 41:1216, but without acknowledging the applicability of that statute, Landlord hereby approves, without reservation except for the restrictions and conditions provided in this


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Lease, (a) any mortgage, pledge, hypothecation or other encumbrance of this
Lease and the Improvements granted after and recorded after execution and recordation of this First Amendment to Restated Lease and (b) any sale or other assignment thereof to any Leasehold Mortgagee or by any Leasehold Mortgagee, or any seizure or sale resulting from a Leasehold Mortgagee's exercise of rights under its Leasehold Mortgage occurring after execution and recordation of the First Amendment to Restated Lease. Provided, however, all such Leasehold Mortgages shall only be deemed approved if they contain express language acknowledging that the rights granted under such Leasehold Mortgages are subject to and may be exercised and enforced only in conformity with the provisions of this Lease. This Lease consists of the entirety of all the rights and obligations by and between the Tenant and the Landlord, and is not limited to the Tenant's right of occupancy, use or enjoyment. The Landlord's rights pursuant to the express terms of the Lease and the protections afforded the Leasehold Mortgagee expressly contained in the Lease shall not be impaired, altered, or affected by any seizure, foreclosure, attachment, sequestration, levy or execution on any of the Tenant's interests in the Lease. Any such seizure, foreclosure, attachment, sequestration, levy or execution on any of the Tenant's in the interest in the Lease must be in the entirety of the Tenant's interest in the Lease, including the Tenant's pay rights, duties, and obligations under the Lease, including but not limited to, the obligation to Minimum Payments. Nothing herein shall in any way alter or modify the provisions of the Lease or any Leasehold Mortgage, including but not limited to the Tenant's obligations to thereunder protect against the filing or enforcement of any mechanics', materialmen's, contractors', vendor's, laborers' or subcontractors' liens on any part of the Leased Premises or the Improvements. Furthermore, any judicial mortgage shall be subject to this Lease and any seizure, foreclosure, or other execution of any such judicial mortgage must be

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on the entirety of the Lease, including Tenant's duties and obligations under the Lease, as set forth above.

         (viii) SECTION 23.1. OF THE RESTATED LEASE IS HEREBY DELETED IN ITS ENTIRETY AND THE FOLLOWING IS SUBSTITUTED IN LIEU THEREOF:

         "SECTION 23.1. GRANTING OF CERTAIN LEASEHOLD MORTGAGES

         Subject to all provisions of this Lease and only in compliance with
Section 22.1 of this Lease, Tenant may mortgage, pledge or otherwise encumber this Lease and the Improvements in connection with the Construction Credit Facility, the New Bond Documents and the HET/JCC Agreement; provided that Tenant shall not be permitted to separately mortgage, pledge or encumber either the Lease or the Improvements. Subject to Section 23.12, any such mortgage, pledge or encumbrance shall be in a form that requires any Person, including any Leasehold Mortgagee, that acquires ownership of either this Lease or the Improvements by virtue of such mortgage, pledge or encumbrance (whether by foreclosure, other enforcement proceeding or otherwise) to perform or cause to be performed all of Tenant's obligations under this Lease. Prior to the Effective Date and recordation of this First Amendment of Restated Lease, Tenant shall cause any and all existing mortgages, pledges and encumbrances of its leasehold interest, this Lease or the Improvements to be canceled and erased from all applicable public records, including mortgage and conveyance records."

         (ix) SECTION 4.4 OF THE RESTATED LEASE IS HEREBY DELETED IN ITS ENTIRETY AND AMENDED TO READ AS FOLLOWS:

         SECTION 4.4. GROSS GAMING PAYMENTS

Subject to Section 4.19 of this Lease and in addition to the Rent, commencing on the Opening Date, Tenant shall pay to Landlord gross gaming payments based on Gross Gaming Revenues

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(the "Gross Gaming Payments"). The Gross Gaming Payments for each Fiscal Year shall equal the amount by which the Gross Gaming Percentage Amount for that Fiscal Year exceeds the Rent payable in the same Fiscal Year.

         (a) "Gross Gaming Percentage Amount" for a Fiscal Year shall be equal to the sum of the amounts obtained by multiplying the following applicable percentages by the following incremental amounts of the Gross Gaming Revenues received in that Fiscal Year plus One Hundred Thousand Dollars ($100,000.00) per year:

         Gross Gaming Revenues

         (Millions)
         In excess of:       To:              Applicable Percentage
         -------------       ---              ---------------------
         0                   325.0            3.00%
         325                 350.0            4.50%
         350.0               375.0            5.00%
         375.0               400.0            5.50%
         400.0               425.0            6.00%
         425.0               450.0            6.50%
         450.0               475.0            7.00%
         475.0               500.0            7.50%
         500.0               525.0            8.00%
         525.0               550.0            8.50%
         550.0               575.0            9.00%
         575.0               ----             9.50%

         "For example, if in Fiscal Year "A" the amount of the Gross Gaming Revenues is 350,000,000 then the Gross Gaming Percentage Amount in Fiscal Year "A" would be 10,975,000,000 [(325,000,000 x .0300) + ($25,000,000 x .045) +
($100,000)]. Further


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illustrating, if the Rent payable in the Fiscal Year "A" is $5,000,000, then the amount of Gross Gaming Payments payable in Fiscal Year "A" would be $5,975,000 ($10,975,000 - $5,000,000).

         (b) On or before the twentieth day after the end of each month beginning with the first full month after the Opening Date, Tenant shall deliver to Landlord a statement (the "Gaming Percentage Statement") of the Gross Gaming Revenues for the previous month and for the Fiscal Year to date. At such time as Gross Gaming Revenues for the Fiscal Year to date exceed Three Hundred Twenty Five Million Dollars ($325,000,000), as set forth on the Gaming Percentage Statement, Tenant shall pay to Landlord with the Gaming Percentage Statement for such month, and for each month thereafter, any unpaid Gross Gaming Percentage Amount then due in accordance with this Section 4.4. Gross Gaming Payments shall be computed separately with respect to each Fiscal Year based on the amount of the Gross Gaming Revenues received in that Fiscal Year, and there shall be no carry backs or carry forwards with respect to any Fiscal Year.

3. In the event of any conflict between any of the terms and conditions of the Restated Lease and this First Amendment, the terms and conditions of the Restated Lease shall prevail unless such interpretation would render the provisions of this First Amendment nugatory."

4. Except as provided in Paragraph 6, the effective date of this First Amendment (the "Effective Date") is March 31, 2001.

5. Except as specifically amended and stipulated herein, the Restated Lease, together with each and every prior amendment, extension and supplement thereto, continues uninterrupted in full force and effect as to all of its terms and conditions, and which said Restated Lease is hereby ratified and confirmed in all respects.


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6.       Notwithstanding any provision contained herein, the Restated Lease shall not be amended or otherwise modified unless and until the State of Louisiana and/or the Louisiana Gaming Control Board ("LGCB") reduces the Minimum Compensation as defined by LSA-R.S. 27:241 or the Minimum Payment as defined in the Casino Operating Contract and enters into a new contract for the continued operation of the casino and such contract becomes effective.


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              THUS DONE AND SIGNED on the date first stated above.

ATTEST:

                                            RIVERGATE DEVELOPMENT CORPORATION
--------------------------------

                                            BY: /s/ HELEN S. KOHLMAN, PRESIDENT
---------------------------------               -------------------------------


                                            JAZZ CASINO COMPANY, L.L.C.
--------------------------------


                                            BY: /s/ FREDERICK W. BURFORD
---------------------------------               -------------------------------


                                            CITY OF NEW ORLEANS
--------------------------------


                                            BY:
---------------------------------               -------------------------------
                                                     MARC H. MORIAL, MAYOR


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